EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT made and entered into as of this
1st day of     November, 1998, by and between SCHERING-PLOUGH COR-
PORATION, a New Jersey corporation (the "Company"), and Raul E. Cesan (the "Employee");
WHEREAS, the Employee is currently serving as Execu-
tive Vice President - Pharmaceuticals of the Company and the Com-pany desires to secure the continuing employment of the Employee in accordance herewith;
NOW, THEREFORE, IN CONSIDERATION of the mutual prom-
ises, covenants and agreements set forth below, it is hereby agreed as follows:
1. Employment and Term. The Company agrees to em-
ploy the Employee and the Employee agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, for the period beginning on November 1, 1998, and ending as of the close of business on October 31, 2003 (the "Em-ployment Period"); provided, however, that the Employment Period shall be extended for an additional five-year period commencing on the Effective Date (as defined in Section 11(d) below) and ending on the fifth anniversary of the Effective Date; and provided fur-ther that unless on or before the May 1 immediately preceding each October 31 on which the Employment Period would otherwise end, ei-ther party delivers to the other party a written notice of its election to terminate such employment on such October 31, the Em-ployment Period shall be extended for additional one-year periods commencing on the November 1 immediately succeeding such October 31 and ending on the following October 31; and provided further that, if not previously terminated, the Employment Period shall terminate on October 30, 2012.
2. Duties and Powers of Employee.
(a) Position; Location.  During the Employment Pe-
riod, the Employee shall be employed as President and Chief Operating Officer of the Company, reporting to the Chief Ex-ecutive Officer of the Company, and with the duties and pow-
ers held by him as of the date hereof and such other duties consistent therewith as the Chief Executive Officer may as-
sign him from time to time.  The Employee's services shall
be performed at the location where the Employee is currently employed or any office which is the headquarters of the Com-
pany and is less than 35 miles from such location.
(b) Duties.  During the Employment Period, and ex-
cluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote reason-
able attention and time during normal business hours to the business and affairs of the Company and, to the extent nec-
essary to discharge the responsibilities assigned to the Em-ployee hereunder, to use the Employee's reasonable best ef-
forts to perform faithfully and efficiently such responsi-bilities. During the Employment Period it shall not be a violation of this Agreement for the Employee to (i) serve on corporate, civic or charitable boards or committees, (ii)
deliver lectures, fulfill speaking engagements or teach at educational institutions and (iii) manage personal invest-
ments, so long as such activities do not significantly in-
terfere with the performance of the Employee's responsibili-
ties as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by
the Employee prior to the date of this Agreement or subse-
quent thereto consistent with this Section 2(b), the contin-
ued conduct of such activities (or the conduct of activities similar in nature and scope thereto) shall not thereafter be deemed to interfere with the performance of the Employee's responsibilities to the Company.
3. Compensation.  The Employee shall receive the
following compensation for his services:
(a) Salary.  So long as the Employee is employed by
the Company, he shall be paid an annual base salary ("Annual
Base Salary") at the rate of not less than $850,000 per
year, in accordance with the Company's payroll practices as
in effect from time to time, but in no event less often than monthly, and subject to any and all required withholdings and deductions for Social Security, income taxes and the
like.  The Board of Directors of the Company (the "Board")
may from time to time direct such upward adjustments to An-
nual Base Salary as the Board deems to be necessary or de-sirable; provided, however, that during the Change of Con-
trol Period (as defined in Section 11(b)), the Annual Base
Salary shall be reviewed at least annually and shall be in-creased at any time and from time to time as shall be sub-stantially consistent with increases in base salary gener-
ally awarded in the ordinary course of business to other
senior executives of the Company and its affiliated compa-
nies (as defined in Section 11(e) below).  Annual Base Sal-
ary shall not be reduced after any increase thereof pursuant to this Section 3(a).  Any increase in Annual Base Salary
shall not serve to limit or reduce any other obligation of
the Company under this Agreement.
(b) Incentive Cash Compensation.  So long as the Em-
ployee is employed by the Company, he shall be eligible an-
nually for awards (such aggregate awards for each year are hereinafter referred to as the "Annual Bonus") from the Com-pany's Executive Incentive Plan ("EIP"), and from any suc-
cessor or replacement plan, and from any other plan of the
Company or any of its affiliated companies providing for the payment of bonuses which are payable to the Employee in cash
(the EIP and such successor, replacement or other plans be-
ing referred to herein collectively as the "Cash Bonus
Plans"), in accordance with the terms thereof; provided,
however, that, during the Change of Control Period, the Em-
ployee shall be awarded, for each fiscal year ending during
the Change of Control Period, an Annual Bonus at least equal to the highest Annual Bonus (annualized for any fiscal year consisting of less than twelve full months) paid or payable, including by reason of any deferral, to the Employee by the Company and its affiliated companies in respect of the three most recent full fiscal years ending on or prior to the
Change of Control Date (as defined in Section 11(a) below)
(the "Recent Bonus").  Each Annual Bonus shall be paid no
later than the end of the third month of the fiscal year
next following the fiscal year for which the Annual Bonus is awarded, unless the Employee shall elect to defer the re-
ceipt of such Annual Bonus.
(c) Special Bonus.  In addition to Annual Base Sal-
ary and Annual Bonus payable as hereinabove provided, if a
Change of Control (as defined in Section 11(c) below) occurs and the Employee remains employed with the Company and its affiliated companies through the first anniversary of the
Change of Control Date, the Company shall pay to the Em-
ployee no later than 30 days after the date of such first anniversary a special bonus (the "Special Bonus") in recog-
nition of the Employee's services during the crucial one-
year transition period following the Change of Control in
cash equal to the sum of (A) the Annual Base Salary in ef-
fect on such date, (B) the greater of (1) the Annual Bonus
paid or payable, including by reason of any deferral, to the Employee (and annualized for any fiscal year consisting of less than twelve full months) for the most recently com-
pleted fiscal year preceding such date, if any, and (2) the
Recent Bonus (such greater amount shall be hereinafter re-
ferred to as the "Highest Annual Bonus") and (C) the greater of (1) the amounts contributed on behalf of the Employee un-
der the Company's Employees' Profit Sharing Incentive Plan
or any successor or replacement plan thereto (the "PSIP")
and the Company's Profit Sharing Benefits Equalization Plan
or any successor or replacement plan thereto (the "PSIP Ex-
cess Plan"), for the most recently completed fiscal year
preceding such date and (2) the highest of the annual
amounts contributed on behalf of the Employee under the PSIP and PSIP Excess Plan (and annualized for any fiscal year consisting of less than twelve full months) in respect of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs (such greater amount
shall be hereinafter referred to as the "Highest Annual PSIP
Contribution").
(d) Incentive and Savings and Retirement Plans.  So
long as the Employee is employed by the Company, he shall be entitled to participate in all incentive and savings (in ad-dition to the Cash Bonus Plans) and retirement plans, prac-
tices, policies and programs applicable generally to other
senior executives of the Company and its affiliated compa-
nies.
(e) Welfare Benefit Plans.  The Employee and/or the
Employee's family, as the case may be, shall be eligible for participation in and shall receive all benefits under wel-
fare benefit plans, practices, policies and programs pro-
vided by the Company and its affiliated companies (includ-
ing, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other senior executives of the Company and its affiliated companies.
(f) Expenses.  So long as the Employee is employed
by the Company, he shall be entitled to receive prompt reim-bursement for all reasonable expenses incurred by the Em-
ployee in accordance with the policies, practices and proce-
dures of the Company and its affiliated companies from time
to time in effect, commensurate with his position and on a
basis at least comparable to that of other senior executives of the Company.
(g) Fringe Benefits.  So long as the Employee is em-
ployed by the Company, he shall be entitled to fringe bene-
fits in accordance with the plans, practices, programs and policies of the Company and its affiliated companies from time to time in effect, commensurate with his position and
at least comparable to those received by any other senior executive of the Company.
(h) Office and Support Staff.  So long as the Em-
ployee is employed by the Company, he shall be entitled to
an office or offices of a size and with furnishings and
other appointments, and to exclusive personal secretarial
and other assistance, commensurate with his position and at
least comparable to those received by any other senior ex-
ecutive of the Company.
(i) Vacation and Other Absences.  So long as the Em-
ployee is employed by the Company, he shall be entitled to
paid vacation and such other paid absences whether for holi-
days, illness, personal time or any similar purposes, in ac-cordance with the plans, policies, programs and practices of the Company and its affiliated companies in effect from time to time, commensurate with his position and at least compa-
rable to those received by any other senior executive of the
Company.
(j) Additional Benefits.  In addition to, and not in
limitation (except as provided in Section 3(j) (ii)) of, the foregoing, the Employee shall be entitled to the following:
 (i) Supplemental Retirement Plan ("SRP").  (I)
An unfunded, non-tax-qualified annual pension supple-
ment (the "Normal Supplement"), subject to the terms
and conditions set forth below, in the amount by which
the greatest of (A) or (B) or (C), exceeds (D) ,
where:
(A) is two percent (2%) of the Em-
ployee's "final average earnings" (with "final
average earnings" being defined for this purpose
as the Employee's average annual earnings during
the sixty (60) consecutive months for which his
earnings were highest during the last one hun-
dred twenty (120) consecutive months of his em-
ployment with the Company and "earnings" being
defined for this purpose as the base pay re-
ceived by the Employee as salary, including any
amounts deferred for any reason, and bonuses
awarded under the Cash Bonus Plans) times his
years of service with the Company up to twenty
(20) years
plus
one percent (1%) of the same "final average
earnings" times his years of service with the
Company in excess of twenty (20) years;
(B) thirty-five percent (35%) of the Em-
ployee's "final average earnings", as defined
hereinabove; provided, however, that this sub-
paragraph (B) shall apply only if the Employee
is in the employ of the Company when he reaches
age sixty (60) with at least ten (10) years of
service with the Company;
(C) is fifty-five percent (55%) of the
Employee's "final average earnings", as defined
hereinabove; provided, however, that this sub-
paragraph (C) shall apply only if the Employee
is in the employ of the Company on or after he
reaches age sixty-two (62); and
(D) is the sum of (I) the Employee's
pension from the Company's qualified retirement
plan and retirement benefits equalization plan
applicable to him and (II) the amount of any
benefits paid under the Company's Supplemental
Executive Retirement Plan or any successor or
replacement plan (collectively with the SRP, the
"SERP").
(II)	In the event the Employee elects to retire
prior to age sixty-five (65) ("Early Retirement"), the
Employee shall be entitled, in lieu of the Normal Sup-
plement, to an unfunded, nontax-qualified annual pen-
sion supplement (the "Early Retirement Supplement"),
subject to the terms and conditions set forth below,
equal to the amount by which (AA) exceeds (BB) below,
where:
(AA)	is the amount computed in accordance
with (A) of subsection (I) of this Section
3(j)(i) or, if applicable and greater, (B) or
(C) of such subsection (I), reduced four percent
(4%) for each year that the Employee's retire-
ment precedes age sixty-two (62); provided, how-
ever, that such amount shall not be less than
thirty-five percent (35%) of the Employee's "fi-
nal average earnings" if the Employee's early
retirement occurs on or after he reaches age
sixty (60) with at least ten (10) years of serv-
ice; and
(BB)	is the sum of (I) the Employee's
pension payable at early retirement from the
Company's qualified retirement plan and retire-
ment benefits equalization plan applicable to
him and (II) the amount of any benefits paid un-
der the Company's Supplemental Executive Retire-
ment Plan or any successor or replacement plan.
(III)	Any SRP that becomes payable pursuant to
subsection (I) or (II) of this Section 3(j)(i) shall
be payable as follows.
(AAA)		If payable, the Normal Supple-
ment or the Early Retirement Supplement, as the
case may be, shall commence to be paid upon the
date of the Employee's retirement.  The Normal
Supplement or the Early Retirement Supplement,
as the case may be, shall be computed on a
straight life annuity basis, with an option to
the Employee to receive the actuarial equivalent
of such supplement under a joint and survivor's
annuity; provided, however, that in the event
the Employee retires from the employ of the Com-
pany on or after he reaches age sixty-two (62),
the Employee shall be entitled to receive the
Normal Supplement (without any reduction) on a
straight life annuity basis and after the Em-
ployee's death, his surviving spouse shall be
entitled to receive annually for the duration of
her life a survivor's benefit (the "Survivor's
Benefit") equal to the amount by which (i) 45%
of "final average earnings" (as defined in (A)
of subsection (I) of this Section 3(j)(i))
(without any reduction) exceeds (ii) the amount
payable to her set forth in clause (D) of sub-
section (I) of this Section 3(j)(i).  If the Em-
ployee's benefits under the Company's qualified
retirement plan are to continue after his death
for the benefit of his surviving spouse or a
designated beneficiary, then he shall have the
right at any time to change the recipient of any
survivorship benefit payable under the SRP; pro-
vided, however, that any such change, if made
after the applicable deadline set forth in the
qualified retirement plan, shall not affect the
amount of the benefit payable under the SRP as
originally calculated or the term for which such
benefit is payable, also as originally calcu-
lated.
(BBB)		Notwithstanding the foregoing,
the Employee shall be entitled to elect that the
SRP shall be paid in accordance with any op-
tional form of benefit available under the Com-
pany's qualified retirement plan or as provided
in subsection (CCC) below.
(CCC)		The Employee may elect (the
"Employee's Lump Sum Election") to receive pay-
ment of the actuarial equivalent of the aggre-
gate of his Normal Supplement or Early Retire-
ment Supplement, as the case may be (the
"Employee's Benefit") and the Survivor's Benefit
in a lump sum (x) in cash on the date of his re-
tirement or on the first day of any month there-
after not later than the first day of the month
coincident with or next following the second an-
niversary of the date of his retirement or on
the fifth, tenth, fifteenth or twentieth anni-
versary of the date of his retirement or (y) in
two, three, four, five, ten, fifteen or twenty
equal annual cash installments commencing on the
date of his retirement or the first day of any
month thereafter not later than the first day of
the month coincident with or next following the
second anniversary of the date of his retire-
ment.  If the Employee dies after retirement
with an Employee's Lump Sum Election in effect
but prior to the payment of the full amount of
the lump sum or annual installments due thereun-
der, payment of the unpaid amount thereof shall
be made to his surviving spouse, designated
beneficiary or estate in accordance with his
election. Payment made in accordance with this
subsection (CCC) to the Employee, his surviving
spouse, designated beneficiary or estate shall
constitute full and complete satisfaction of the
Company's obligation in respect of the Em-
ployee's Benefit and the Survivor's Benefit.
(DDD)		If the Employee does not make
the Employee's Lump Sum Election, the Employee's
surviving spouse may elect (the "Survivor's Lump
Sum Election") to receive the actuarial equiva-
lent of the Survivor's Benefit, if any, in a
lump sum (x) in cash on the date of the Em-
ployee's death or the first day of any month
thereafter not later than the first day of the
month coincident with or next following the sec-
ond anniversary of the Employee's death or on
the fifth, tenth, fifteenth or twentieth anni-
versary of his death or (y) in two, three, four,
five, ten, fifteen or twenty equal annual cash
installments commencing on the date of the Em-
ployee's death or the first day of any month
thereafter not later than the first day of the
month coincident with or next following the sec-
ond anniversary of the Employee's death.
(EEE)		The Employee's Lump Sum Elec-
tion and the Survivor's Lump Sum Election shall
be made, and may be rescinded, in the same man-
ner and at the same times as are prescribed for
the analogous elections under the Company's Sup-
plemental Executive Retirement Plan or any suc-
cessor or replacement plan (the "Basic SERP")
or, at any time when there is no Basic SERP in
effect, in accordance with procedures specified
by the Executive Compensation and Organization
Committee of the Board of Directors of the Com-
pany (the "Committee"). The amount of any lump
sum or installment payments of the Employee's
Benefit or Survivor's Benefit shall be computed
in the same manner as is prescribed for the
analogous computations under the Basic SERP or,
at any time when there is no Basic SERP in ef-
fect or there are no analogous computations pro-
vided under the Basic SERP, as specified by the
Committee.
(FFF)		Notwithstanding any timely Em-
ployee's Lump Sum Election or Survivor's Lump
Sum Election, neither the Employee nor the Em-
ployee's surviving spouse shall have the right
to receive the SRP in a form provided for in
subsection (CCC) or subsection (DDD), as the
case may be, if the Employee's employment is
terminated for Cause (as defined below).  In the
event the Employee dies before retirement or
deemed retirement, the Company shall have no ob-
ligation in respect of the Employee's Benefit,
and shall be obligated to pay the Survivor's
Benefit to his spouse, if, but only if, the Em-
ployee's spouse shall survive him.
(GGG)		The Committee may, in its sole
discretion, defer the payment of any lump sum or
annual installment of the Employee's Benefit to
the Employee, if the Employee is, at the time
such amount would otherwise be paid, a "covered
employee" as defined in Section 162(m) of the
Internal Revenue Code of 1986, as amended, if
such payment would be subject to such Section's
limitation on deductibility; provided, however,
that such payment shall not be deferred to a
date later than the earliest date in the year in
which such payment would not be subject to such
limitation; and further provided that the Com-
pany shall, at the time of payment of any amount
so deferred, pay interest thereon from the due
date thereof at a rate equal to the actual yield
on three-month U.S. Treasury bills as reported
in the Wall Street Journal on the first business
day of each calendar quarter, compounded quar-
terly.
(IV)	In determining the SRP, the following
rules shall apply:
(AAAA)	If, during the Employment Pe-
riod, the Employee's employment terminates by
reason of death, or the Company terminates the
Employee's employment for Disability or other-
wise than for Cause, or the Employee terminates
his employment either for Good Reason or without
any reason during the Window Period (as the
terms Disability, Cause, Good Reason and Window
Period are hereinafter defined), then, in any
such event, the references to final average
earnings, age and retirement in this subpara-
graph (j) (i) of Section 3 shall be read in a
manner that takes into account the provisions in
paragraphs (a) (iv), (b) and (c) of Section 5 of
this Agreement regarding deemed compensation,
deemed age and deemed retirement, and the time
of payment of the SRP shall be determined in ac-
cordance with such provisions.
(BBBB)	Except as otherwise specifi-
cally provided for in this Agreement, the provi-sions of the Company's qualified retirement plan and of the Basic SERP applicable to the Employee shall apply to the SRP provided hereunder.
 (ii) Executive Death Benefits. A program (co-ordinated with the Company's regular death benefit program for executives) which includes the following death benefits:
(A) Executive life insurance no less fa-vorable than that available under the Company's executive life insurance program in effect as of May 1, 1993;
(B) non-contributory, pre-retirement ac-cidental death and dismemberment insurance of Twenty-five Thousand Dollars ($25,000); and
(C) pre-retirement coverage under a 24-
hour accidental death and dismemberment program, on a non-contributory basis, in an amount equal to three times the Annual Base Salary.
 (iii) Executive Long-Term Disability Program.
During the Employment Period, so long as the Employee is employed by the Company, an unfunded, uninsured program which provides a monthly supplement to the Company's salaried employees' regular long-term dis-ability plan applicable to the Employee, such supple-ment (payable monthly) to be the excess of (A) over
(B) , where:
(A) is equal to fifty percent (50%) of
the sum of (i) one-twelfth of the Annual Base
Salary and (ii) one-twelfth (1/12) of the Em-ployee's target EIP (or successor or replacement incentive plans) award for the calendar year in which disability commences, or if the foregoing is inapplicable, his actual EIP (or successor or replacement incentive plans) award for the cal-endar year preceding the year of disability; and
(B) is equal to the Employee's benefit
from the Company's regular long-term disability plan applicable to salaried employees, plus dis-ability income benefits from other government sources.
 (iv) Executive Medical Plan. During the Em-ployment Period, so long as the Employee is employed by the Company, a plan that reimburses the Employee for his and his dependents' medical expenses up to the maximum allowable under the Company's welfare benefit plans as in effect on November 1, 1998, which expenses are not reimbursed by the Company's medical plans ap-plicable to salaried employees.
(k) Without limiting the generality of the forego-ing, during the Change of Control Period, the incentive, savings and retirement benefit opportunities and the other benefits provided to the Employee pursuant to Sections 3(d),
(e), (f), (g), (h) and (i) above shall in no event be less than the most favorable such opportunities and benefits pro-vided to the Employee by the Company and its affiliates at any time during the 120-day period immediately preceding the Effective Date.
4. Termination of Employment.
(a) Death or Disability. The Employee's employment shall terminate automatically upon the Employee's death during the Employment Period. If the Company determines in good faith that the Disability (as defined below) of the Employee has occurred during the Employment Period, it may give to the Employee written notice in accordance with
Section 12(b) of this Agreement of its intention to terminate the Employee's employment. In such event, the Employee's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Employee from the Employee's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such agreement as to acceptability not to be withheld unreasonably).
(b) Cause. The Company may terminate the Employee's employment during the Employment Period for Cause. For pur-poses of this Agreement, "Cause" shall mean (i) repeated violations by the Employee of the Employee's obligations un-der Section 2 of this Agreement (other than as a result of incapacity due to physical or mental illness) which viola-tions (A) are demonstrably willful and deliberate on the Em-ployee's part, (B) are committed in bad faith or without reasonable belief that such violations are in the best in-terests of the Company and (C) are not remedied in a reason-able period of time after receipt of written notice from the Company specifying such violations or (ii) the conviction of the Employee of a felony involving moral turpitude.
(c) Good Reason; Window Period. The Employee may terminate his employment (x) during the Employment Period for Good Reason or (y) during the Window Period without any reason. For purposes of this Agreement, the "Window Period" shall mean the 30-day period immediately following the first anniversary of the Change of Control Date. For purposes of this Agreement, "Good Reason" shall mean:
 (i) the assignment to the Employee of any du-ties inconsistent in any respect with the Employee's position (including status, offices, titles and re-porting requirements), authority, duties or responsi-bilities as contemplated by Section 2(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Com-pany promptly after receipt of notice thereof given by the Employee;
 (ii) the Company's requiring the Employee to be based at any office or location other than as de-scribed in Section 2(a) of this Agreement;
 (iii) any failure by the Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is reme-died by the Company promptly after receipt of notice thereof given by the Employee;
 (iv) any purported termination by the Company of the Employee's employment otherwise than as expressly permitted by this Agreement; or
 (v) any failure by the Company to comply with and satisfy Section 10(c) of this Agreement, provided that such successor has received at least ten days' prior written notice from the Company or the Employee of the requirements of Section 10(c) of this Agree-ment.
For purposes of this Section 4 (c) , any good faith determi-nation of "Good Reason" made by the Employee shall be con-clusive and binding on the Company.
(d) Notice of Termination. Any termination by the Company for Cause, or by the Employee without any reason during the Window Period or for Good Reason, shall be commu-nicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement.
For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific ter-mination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for ter-mination of the Employee's employment under the provision so indicated and (iii) if the Date of Termination (as defined in Section 4(e)) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice).
The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company hereunder or preclude the Employee or the Company from asserting such fact or circumstance in enforcing the Employee's or the Com-pany's rights hereunder.
(e) Date of Termination. "Date of Termination" means (i) if the Employee's employment is terminated by the Company for Cause, or by the Employee during the Window Pe-riod or for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Employee's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company noti-fies the Employee of such termination and (iii) if the Em-ployee's employment is terminated by reason of death or Dis-ability, the Date of Termination shall be the date of death of the Employee or the Disability Effective Date, as the case may be.
5. Obligations of the Company upon Termination.
(a) Good Reason or during the Window Period; Other
Than for Cause, Death or Disability.  If, during the
Employment Period, the Company shall terminate the Employee's employment other than for Cause or Disability or the Employee shall terminate his employment either for Good
Reason or without any reason during the Window Period:
 (i) the Company shall pay to the Employee in a lump sum in cash within 30 days after the Date of Ter-mination the aggregate of the following amounts:
(A) the sum of (1) the Employee's Annual
Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Highest Annual Bonus and (y) a frac-tion, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, (3) the Special Bonus, if due to the Em-ployee pursuant to Section 3 (c) of this Agree-ment, to the extent not theretofore paid and (4) any compensation previously deferred by the Em-ployee (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid
(the sum of the amounts described in clauses
(1), (2), (3) and (4) shall be hereinafter re-ferred to as the "Accrued Obligations"); and
(B) the amount (such amount shall be
hereinafter referred to as the "Severance
Amount") equal to the product of (1) two and (2) the sum of (x) the Employee's Annual Base
Salary, (y) the Highest Annual Bonus and (z) the
Highest Annual PSIP Contribution; provided, however, that in the event the Special Bonus has not been paid or is not payable to the Employee, such amount shall be increased by the amount of the Special Bonus as if such Special Bonus were then due and payable to the Employee; and, provided further, that the Severance Amount shall be reduced by the present value
(determined as provided in Section 280G(d) (4) of the Internal Revenue Code of 1986, as amended
(the "Code")), of any other amount of severance relating to salary or bonus continuation to be received by the Employee upon termination of employment of the Employee under any severance plan, policy or arrangement of the Company; and
(C) a separate lump-sum supplemental
retirement benefit (which shall be payable in addition to the annual pension supplement required to be paid to the Employee under
Section 3(j) above) equal to the difference between (1) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Company's qualified retirement plan applicable to the Employee during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Employee, as in effect at any time thereafter (the "Retirement Plan")) of the benefit payable under the Retirement Plan and any supplemental and/or excess retirement plan providing benefits for the Employee, including without limitation the SERP, which the Employee would receive if the Employee's employment continued at the compensation level provided for in Section 3 of this Agreement for a period of three years from and after the Date of Termination, assuming for this purpose that all accrued benefits are fully vested and that benefit accrual formulas are no less advantageous to the Employee than those in effect during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Employee, as in effect at any time thereafter, and (2) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Retirement Plan during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Employee, as in effect at any time thereafter) of the Employee's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP (as modified by subparagraph (a) (iv) of this Section 5) (the amount of such benefit shall be hereinafter referred to as the "Supplemental Retirement
Amount"); and
 (ii) for a period of three years from and after the Date of Termination, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Employee and/or the Employee's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(e) of this Agreement if the Employee's employment had not been terminated in accordance with the most favorable plans, practices, programs or poli-cies of the Company and its affiliated companies as in effect and applicable generally to other senior execu-tives of the Company and its affiliated companies and their families during the 90-day period immediately preceding the Date of Termination or, if more favor-able to the Employee, as in effect generally at any time thereafter with respect to other senior execu-tives of the Company and its affiliated companies and their families; provided, however, that if the Em-ployee becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be sec-ondary to those provided under such other plan during such applicable period of eligibility (such continua-tion of such benefits for the applicable period herein set forth shall be hereinafter referred to as "Welfare
Benefit Continuation"). For purposes of determining eligibility of the Employee for retiree benefits pur-suant to such plans, practices, programs and policies, the Employee shall be considered to have remained em-ployed until the third anniversary of the Date of Ter-mination and to have retired on the date of such third anniversary;
 (iii) to the extent not theretofore paid or pro-vided, the Company shall timely pay or provide to the Employee and/or the Employee's family any other amounts or benefits required to be paid or provided or which the Employee and/or the Employee's family is eligible to receive pursuant to this Agreement and un-der any plan, program, policy or practice or contract or agreement of the Company and its affiliated compa-nies as in effect and applicable generally to other senior executives of the Company and its affiliated companies and their families during the 90-day period immediately preceding the Date of Termination or, if more favorable to the Employee, as in effect generally thereafter with respect to other senior executives of the Company and its affiliated companies and their families (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and
 (iv) for all purposes of subparagraph (j) (i) of Section 3 above (including without limitation both the computation and time of payment of the SRP), the Employee shall be deemed to have retired at age 62 on the Date of Termination with final average earnings computed as if the compensation for his final three years consisted of the compensation paid pursuant to subparagraph (a) (i) (B) of this Section 5 and the compensation for the two years preceding his final three years consisted of the compensation actually paid to him with respect to the year in which the Date of Termination occurs (including without limitation the compensation payable pursuant to subparagraph (a)
(i) (A) of this Section 5) and the compensation actu-ally paid to him with respect to the year preceding the year in which the Date of Termination occurs.
(b) Death. If the Employee's employment is terminated by reason of the Employee's death during the Employment Period, the Company shall have no further obligations to the Employee's legal representatives under this Agreement, other than for (i) payment of Accrued
Obligations (which shall be paid to the Employee's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation and Other
Benefits (excluding, in each case, Death Benefits (as defined below)) and (ii) payment to the Employee's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination of an amount equal to the greater of (A) the sum of the Severance Amount and the Supplemental Retirement Amount and (B) the present value (determined as provided in Section 280G(d) (4) of the Code) of any cash amount to be received by the Employee or the Employee's family as a death benefit pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies, including but not limited to the death benefits described in Section 3(j) (ii), but not including any proceeds of life insurance covering the Employee paid for on a contributory basis by the Employee (which shall be paid in any event as an Other Benefit) (the benefits included in this clause (B) shall be hereinafter referred to as the "Death Benefits"). For all purposes of determining the Survivor's Benefit, if any, pursuant to subparagraph (j)
(i) of Section 3 above (including without limitation both the computation and time of payment of the Survivor's
Benefit), the Employee shall be deemed to have attained age
62 and retired immediately before his death. For purposes of determining the Supplemental Retirement Amount payable pursuant to this subparagraph (b), references in the definition of "Supplemental Retirement Amount" set forth in subparagraph (a) (i) (C) of this Section 5 to the Employee's retirement benefits shall be deemed to refer to the Survivor's Benefit and the other retirement benefits payable to the Employee's surviving spouse and/or beneficiaries and estate.
(c) Disability. If the Employee's employment is terminated by reason of the Employee's Disability during the Employment Period, the Company shall have no further obligations to the Employee under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Employee in a lump sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits
(excluding, in each case, Disability Benefits (as defined below)) and (ii) payment to the Employee in a lump sum in cash within 30 days of the Date of Termination of an amount equal to the greater of (A) the sum of the Severance Amount and the Supplemental Retirement Amount and (B) the present value (determined as provided in Section 280G(d) (4) of the Code) of any cash amount to be received by the Employee as a disability benefit pursuant to the terms of any plan, policy or arrangement of the Company and its affiliated companies, but not including any proceeds of disability insurance covering the Employee paid for on a contributory basis by the Employee (which shall be paid in any event as an Other Benefit) (the benefits included in this clause (B) shall be hereinafter referred to as the "Disability Benefits"). For all purposes of determining the SRP pursuant to subparagraph
(j) (i) of Section 3 above (including without limitation both the computation and the time of payment of the SRP), the Employee shall be deemed to have retired at age 62 on the Date of Termination.
(d) Cause; Other than for Good Reason. If the Em-ployee's employment shall be terminated for Cause during the Employment Period, the Company shall have no further obliga-tions to the Employee under this Agreement other than the obligation to pay to the Employee Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Employee, in each case to the ex-tent theretofore unpaid. If the Employee terminates employ-ment during the Employment Period, excluding a termination either for Good Reason or without any reason during the Win-dow Period, the Company shall have no further obligations to the Employee, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Employee in a lump sum in cash within 30 days of the Date of Termina-tion.
(e) Resolution of Disputes. If there shall be any dispute between the Company and the Employee about (i) in the event of any termination of the Employee's employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination by the Employee of his em-ployment for Good Reason, whether the Employee determined in good faith that Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of com-petent jurisdiction declaring that such termination was for Cause or that such determination was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Employee and/or his family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 5(a) as though such termina-tion were by the Company without Cause or by the Employee with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph (e) except upon receipt of an undertaking by or on behalf of the Employee to repay all such amounts to which he is ultimately adjudged by such court not to be entitled.
(f) If the Company shall deliver to the Employee a written notice of its election to terminate his employment, as provided in the second proviso to Section 1, then his em-ployment shall be deemed to have been terminated by the Com-pany without Cause, unless such notice states that it is a "Notice of Termination" and satisfies the requirements set forth in Section 4(d). If the Employee shall deliver to the Company such a notice, then his employment shall be deemed to have been terminated by him without Good Reason, unless such notice states that it is a "Notice of Termination" and satisfies the requirements set forth in Section 4(d).
6. Non-exclusivity of Rights. Except as provided in Sections 5(a)(ii), 5(b) and 5(c) of this Agreement, nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any plan, program, policy or practice pro-vided by the Company or any of its affiliated companies and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any contract or agreement entered into after the date hereof with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Employee is otherwise entitled to re-ceive under any plan, policy, practice or program of, or any con-tract or agreement entered into after the date hereof with, the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as ex-plicitly modified by this Agreement.
7. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or oth-ers. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and, except as provided in Section 5(a)(ii) of this Agreement, such amounts shall not be reduced whether or not the Employee obtains other employment. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all le-gal fees and expenses which the Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Employee about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed pay-ment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.
8. Certain Additional Payments by the Company.
(a) Anything in this Agreement to the contrary not-withstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision) or any interest or penal-ties are incurred by the Employee with respect to such ex-cise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax") , then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes
(and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
(b) Subject to the provisions of Section 8(c) of this Agreement, all determinations required to be made under this Section 8, including whether and when a Gross-Up Pay-ment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determi-nation, shall be made by Deloitte & Touche (or any successor thereto by merger or operation of law) (the "Accounting
Firm") which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days of the receipt of a request from the Employee, or such ear-lier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Con-trol, the Employee shall appoint another nationally recog-nized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.
Any Gross-Up Payment, as determined pursuant to this Section
8, shall be paid by the Company to the Employee within five days of the receipt of the Accounting Firm's determination.
If the Accounting Firm determines that no Excise Tax is pay-able by the Employee, it shall furnish the Employee with a written opinion that failure to report the Excise Tax on the Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty.
Any determination by the Accounting Firm shall be binding upon the Company and the Employee. As a result of the un-certainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company ex-hausts its remedies pursuant to Section 8(c) of this Agree-ment and the Employee thereafter is required to make a pay-ment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee.
(c) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if suc-cessful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Employee is informed in writing of such claim and shall ap-prise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:
 (i) give the Company any information reasona-bly requested by the Company relating to such claim,
 (ii) take such action in connection with con-testing such claim as the Company shall reasonably re-quest in writing from time to time, including, without limitation, accepting legal representation with re-spect to such claim by an attorney reasonably selected by the Company,
 (iii) cooperate with the Company in good faith in order effectively to contest such claim, and
 (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay di-rectly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including in-terest and penalties with respect thereto) imposed as a re-sult of such representation and payment of costs and ex-penses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole op-tion, may pursue or forgo any and all administrative ap-peals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole op-tion, either direct the Employee to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Employee, on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax (includ-ing interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed in-come with respect to such advance; and provided, further that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to is-sues with respect to which a Gross-Up Payment would be pay-able hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
(d) If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 8(c) of this Agreement, the Employee becomes entitled to receive any refund with respect to such claim, the Employee shall (sub-ject to the Company's complying with the requirements of
Section 8(c) of this Agreement) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to Section 8(c) of this Agreement, a determination is made that the Employee shall not be enti-tled to any refund with respect to such claim and the Com-pany does not notify the Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
9. Confidential Information and Competitive Con-duct.
(a) The Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies (collectively the "Affili-ated Companies"), and their respective businesses, which shall have been obtained by the Employee during the Em-ployee's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge
(other than by acts by the Employee or representatives of the Employee in violation of this Agreement). After termi-nation of the Employee's employment with the Company, the Employee shall not, without the prior written consent of the Company or as may otherwise be required by law or legal pro-cess, communicate or divulge any such information, knowledge or data to anyone other than the Company and those desig-nated by it.
(b) During the Noncompetition Period (as defined be-low), the Executive shall not, without the prior written consent of the Board (which consent shall not be unreasona-bly withheld), engage in or become associated with a Com-petitive Activity. For purposes of this Section 9(b): (i) the "Noncompetition Period" means (A) the period during which the Executive is employed by the Company, plus (B) two years following the termination of employment for any reason other than (w) termination by the Executive with Good Rea-son, (x) termination by the Company without Cause, (y) re-tirement at or after the Executive has attained age 62 or
(z) disability; (ii) a "Competitive Activity" means any business or other endeavor that is engaged in research, de-velopment and/or sale of human and/or animal pharmaceutical products, in any county of any state of the United States or any other country; and (iii) the Executive shall be consid-ered to have become "associated with a Competitive Activity" if the Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independ-ent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other in-dividual or representative capacity with any individual, partnership, corporation or other organization that is en-gaged in a Competitive Activity. Notwithstanding the fore-going, (i) the Executive may make and retain investments during the Noncompetition Period which do not constitute a controlling interest of any entity engaged in a Competitive Activity, if such investment is made on a passive basis and the Executive does not act as an employee, officer, direc-tor, independent contractor, representative, agent or advi-sor with respect to such entity and so long as the making or retaining of such investment is not contrary to the best in-terests of the Company, (ii) if as a result of a reorganiza-tion, merger or consolidation the Executive is assigned a position (including status, offices, title, reporting re-quirements and prospects), authority, duties or responsi-bilities which diminish the Executive's position, authority, duties or responsibilities relative to the 120-day period immediately preceding such reorganization, merger or con-solidation, then this Section 9(b) shall not apply, and
(iii) this Section 9(b) shall not apply after the Effective
Date.
(c) The Executive acknowledges and agrees that: (i) the purpose of the foregoing covenants is to protect the goodwill, trade secrets and other confidential information of the Company; (ii) because of the nature of the business in which the Company and the Affiliated Companies are en-gaged and because of the nature of the confidential informa-tion to which the Executive has access, it would be imprac-tical and excessively difficult to determine the actual damages of the Company and the Affiliated Companies in the event the Executive breached any of the covenants of this
Section 9; and (iii) remedies at law (such as monetary dam-ages) for any breach of the Executive's obligations under this Section 9 would be inadequate. The Executive therefore agrees and consents that if he commits any breach of a cove-nant under this Section 9 or threatens to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive re-lief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Section 9 finally determined by a court of competent jurisdiction to be unenforceable, the Executive and the Com-pany hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the covenants of this Section 9 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.
(d) In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for defer-ring or withholding any amounts otherwise payable to the Em-ployee under this Agreement.
10. Successors.
(a) This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall in-ure to the benefit of and be enforceable by the Employee's legal representatives.
(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agree-ment, "Company" shall mean the Company as hereinbefore de-fined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
11. Certain Definitions. The following defined terms used in this Agreement shall have the meanings indicated:
(a) The "Change of Control Date" shall mean the first date on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Employee's employment with the Company is terminated or the Employee ceases to have the po-sition of President and Chief Operating Officer of the Com-pany, as set forth in Section 2(a), prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Employee that such termination or cessa-tion (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or anticipation of the Change of Control, then for all purposes of this Agreement the "Change of Control Date" shall mean the date immediately prior to the date of such termination or cessa-tion.
(b) The "Change of Control Period" shall mean the period commencing on the Change of Control Date and ending on the last day of the Employment Period.
(c) "Change of Control" shall mean:
 (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person"), of benefi-cial ownership (within the meaning of Rule 13d-3 prom-ulgated under the Exchange Act) of 20% or more of ei-ther (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common
Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the
"Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliated companies or (D) any acquisition by any corporation pursuant to a transaction described in clauses (A),
(B) and (C) of subparagraph (iii) of this paragraph
(c); and provided, further, that if any Person's bene-ficial ownership of the Outstanding Company Voting
Stock or Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (A) or (B) of the foregoing proviso, and such Person subsequently acquires beneficial ownership of additional common stock or voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 20% or more of the Outstanding Company Voting Stock or Outstanding Company Voting Securities; or
 (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose elec-tion, or nomination for election by the Company's shareholders, was approved by a vote of at least a ma-jority of the directors then comprising the Incumbent
Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or
 (iii) Approval by the shareholders of the Com-pany of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (A) all or substantially all of the individuals and entities who were the benefi-cial owners, respectively, of the Outstanding Company
Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation beneficially own, directly or indi-rectly, more than 60% of, respectively, the then out-standing shares of common stock and the combined vot-ing power of the then outstanding voting securities entitled to vote generally in the election of direc-tors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding the Company and any employee benefit plan (or related trust) of the Com-pany or of the corporation resulting from such reor-ganization, merger or consolidation) beneficially owns, directly or indirectly, 20% or more of, respec-tively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such cor-poration and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the exe-cution of the initial agreement providing for such re-organization, merger or consolidation; or
 (iv) Approval by the shareholders of the Com-pany of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which, following such sale or other disposition, (I) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, di-rectly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Com-mon Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstand-ing Company Voting Securities, as the case may be,
(II) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or of such corporation) then beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (III) at least a majority of the members of the board of direc-tors of such corporation were members of the Incumbent
Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.
(d) The "Effective Date" shall mean the first date during the Employment Period on which a Change of Control occurs. Anything in this Agreement to the contrary notwith-standing, if a Change of Control occurs and if the Em-ployee's employment with the Company is terminated or the Employee ceases to hold the offices set forth in Section 2 above prior to the date on which the Change of Control oc-curs, and if it is reasonably demonstrated by the Employee that such termination of employment or cessation of status as an officer (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change of Control or (ii) otherwise arose in connection with or an-ticipation of the Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employ-ment or cessation of status as an officer.
(e) The term "affiliated company" shall mean any company controlled by, controlling or under common control with the Company.
12. Miscellaneous.
(a) This Agreement shall be governed by and con-strued in accordance with the laws of the State of New Jer-sey, without reference to principles of conflict of laws.
The captions of this Agreement are not part of the provi-sions hereof and shall have no force or effect. This Agree-ment may not be amended, modified, repealed, waived, ex-tended or discharged except by an agreement in writing signed by the party against whom enforcement of such amend-ment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board or a committee thereof, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.
(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Employee:


c/o Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, New Jersey  07033

If to the Company:

Schering-Plough Corporation
One Giralda Farms
Madison, New Jersey  07940-1000
Attention:  General Counsel
or to such other address as either party shall have fur-nished to the other in writing in accordance herewith. No-tice and communications shall be effective when actually re-ceived by the addressee.
(c) The invalidity or unenforceability of any provi-sion of this Agreement shall not affect the validity or en-forceability of any other provision of this Agreement.
(d) The Company may withhold from any amounts pay-able under this Agreement such Federal state or local taxes as shall be required to be withheld pursuant to any applica-ble law or regulation.
(e) The Employee's or the Company's failure to in-sist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Employee or the Company may have hereunder in-cluding, without limitation, the right of the Employee to terminate employment for Good Reason pursuant to Section
4(c) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(f) When used herein in connection with plans, pro-grams and policies relating to the Employee, employees, com-pensation, benefits, perquisites, executive benefits, serv-ices and similar words and phrases, the word "Company" shall be deemed to include Schering Corporation and Plough, Inc., wholly-owned subsidiaries of the Company.
(g) This instrument contains the entire agreement of the parties, and all promises, representations, understand-ings, arrangements and prior agreements are merged herein and superseded hereby, including without limitation the Em-ployment Agreement between the Company and the Executive dated as of September 27, 1994.
IN WITNESS WHEREOF, the Employee and, pursuant to due authorization from its Board of Directors, the Company have caused this Agreement to be executed as of the day and year first above written.



Raul E. Cesan
SCHERING-PLOUGH CORPORATION




Richard J. Kogan
Chairman of the Board and
Chief Executive Officer


37854-1.DOC
 SCAN CLEANUP
Corporate Long Agreement Template Attached
Heading 1 - 1.
Heading 2 - (a)
Heading 3 = (i)
Heading 4 = (A)
-29-